CCHC, LLC, CCH II, LLC AND CCH II CAPITAL CORP.
Offer to Exchange up to $450,000,000 Principal Amount Outstanding of
Charter Communications, Inc.’s
5.875% Convertible Senior Notes due 2009
(CUSIP Nos. 16117MAE7 and 16117MAD9)
Dated August 11, 2006
This Offer will expire at 11:59 p.m., New York City time, on Friday, September 8, 2006, unless extended or earlier terminated (such date, as the same may be extended or earlier terminated, the “Expiration Date”). Holders (as defined below) must tender their Convertible Notes for exchange on or prior to the Expiration Date to receive the Exchange Consideration (as defined below).
August 11, 2006
To Our Clients:
      Enclosed for your consideration is an Exchange Offer Prospectus, dated August 11, 2006 (as the same may be amended from time to time, the “Exchange Offer Prospectus”), and a Letter of Transmittal (the “Letter of Transmittal” and, together with the Exchange Offer Prospectus, the “Exchange Offer”) relating to the offer by CCHC, LLC, CCH II, LLC and CCH II Capital Corp. (collectively, the “Offerors”), to pay up to $187,987,500 in cash, 45,000,000 shares of Class A Common Stock (defined below) and $146,250,000 principal amount of CCH II Notes (defined below) to holders (the “Holders”) of up to $450,000,000 of Charter Communications, Inc.’s (“Charter”) $862,500,000 principal amount outstanding 5.875% convertible senior notes due 2009 (the “Convertible Notes”) who elect to exchange their Convertible Notes upon the terms and subject to the conditions set forth in the Exchange Offer Prospectus. Capitalized terms used but not defined herein shall have the meanings given to them in the Exchange Offer Prospectus.
      The Exchange Consideration offered per $1,000 principal amount of Convertible Notes validly tendered for exchange and not validly withdrawn on or prior to the Expiration Date consists of:

•	$417.75 in Cash,

•	100 Shares of Charter’s Class A Common Stock par value $0.001 (the “Class A Common Stock”) and

•	$325.00 Principal Amount of 10.25% Senior Notes due 2010 issued by CCH II, LLC and CCH II Capital Corp., the “CCH II Notes”), as an add-on to its currently outstanding series.
      The Exchange Offer is not conditioned on a minimum amount of Convertible Notes being tendered. We will not accept for exchange more than $450,000,000 principal amount of Convertible Notes (the “Maximum Amount”). As a result, if more than the Maximum Amount of Convertible Notes are validly tendered and not validly withdrawn, we will accept Convertible Notes from each Holder pro rata, based on the total amount of Convertible Notes validly tendered and not validly withdrawn.
      CCH II Notes being offered as part of the Exchange Consideration will be issued under a temporary CUSIP number until the next interest payment date which is expected to be September 15, 2006, at which time it is expected that they will be mandatorily merged into the existing CUSIP number of approximately $1.6 billion outstanding principal amount of CCH II Notes. CCH II Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000. If, under the terms of the Exchange Offer, any tendering Holder is entitled to receive CCH II Notes in a principal amount that is not an integral of $1,000, the Offerors will round downward the amount of CCH II Notes to the nearest integral multiple of $1,000.
      In addition to the Exchange Consideration we will pay accrued interest on the Convertible Notes from and after the last interest payment date (which was May 16, 2006) up to, but not including, the Settlement Date.
      The “Settlement Date” in respect of any Convertible Notes that are validly tendered for exchange and not validly withdrawn is expected to be promptly following the Expiration Date. Holders tendering their Convertible Notes for exchange after 11:59 p.m., New York City time, on the Expiration Date will not be eligible to receive the Exchange Consideration.

      The materials relating to the Exchange Offer are being forwarded to you as the beneficial owner of Convertible Notes carried by us for your account or benefit but not registered in your name. Any tender of Convertible Notes for exchange may only be made by us as the registered Holder and pursuant to your instructions. Therefore, the Offerors urge beneficial owners of Convertible Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such registered Holder promptly if they wish to tender Convertible Notes for exchange pursuant to the Exchange Offer.
      Accordingly, we request instructions as to whether you wish us to tender your Convertible Notes for exchange with respect to any or all of the Convertible Notes held by us for your account. Please so instruct us by completing, executing and returning to us the instruction form set forth below. If you authorize us to tender your Convertible Notes for exchange, all such Convertible Notes will be tendered, unless otherwise specified below. We urge you to read carefully the Exchange Offer Prospectus and the Letter of Transmittal and the other materials provided herewith before instructing us to tender your Convertible Notes for exchange.
      Your instructions should be forwarded to us sufficiently in advance of the Expiration Date to permit us to tender your Convertible Notes on your behalf and to ensure receipt by the Exchange Agent of the Letter of Transmittal and other required documents by the Expiration Date. The Exchange Offer will expire at 11:59 p.m., New York City time, on Friday, September 8, 2006, unless extended or earlier terminated. Holders must tender their Convertible Notes for exchange prior to 11:59 p.m., New York City time, on the Expiration Date to receive the Exchange Consideration.
      Convertible Notes tendered for exchange may be validly withdrawn at any time up until 11:59 p.m., New York City time, on the Expiration Date. In addition, even after the Expiration Date, if the Offerors have not accepted for payment any validly tendered Convertible Notes, such Convertible Notes may be withdrawn 60 days after commencement of the Exchange Offer. In the event of a termination of the Exchange Offer, the Convertible Notes tendered for exchange pursuant to the Exchange Offer will be promptly returned to the tendering Holders.
      Your attention is directed to the following:

1. If you desire to tender Convertible Notes for exchange pursuant to the Exchange Offer and to receive the Exchange Consideration, we must receive your instructions in ample time to permit us to tender your Convertible Notes for exchange on your behalf on or prior to 11:59 p.m., New York City time, on the Expiration Date.

2. Notwithstanding any other provision of the Exchange Offer, the Offerors’ obligation to accept Convertible Notes tendered for exchange and to pay the related Exchange Consideration is subject to, and conditioned upon, the satisfaction of or, where applicable, the Offerors’ waiver of, the conditions to the Exchange Offer as set forth in the Exchange Offer Prospectus under the caption “Description of the Exchange Offer — Conditions to the Exchange Offer.” The Offerors reserve the right, in their sole discretion, to waive any one or more of the conditions to the Exchange Offer at any time as set forth in the Exchange Offer Prospectus under the caption “Description of the Exchange — Conditions to the Exchange Offer.”

3. If you wish to have us tender for exchange any or all of your Convertible Notes held by us for your account or benefit, please so instruct us by completing, executing and returning to us the instruction form that appears below. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to tender for exchange Convertible Notes held by us and registered in our name for your account.

4. If you have entered into a share loan agreement with Citigroup Global Markets Limited (“CGML”), pursuant to which you have an open borrow position thereunder, you may, at your option, elect the settlement of such open borrow position with the shares of Class A Common Stock to be issued by Charter as part of the Exchange Consideration. If you make such an election by checking the box below, any Class A Common Stock you are entitled to receive as a component of the Exchange Consideration will be issued by Charter to CGML, or an affiliate, and used, to the extent you have, as of the closing date of the Exchange Offer, an outstanding obligation to return shares of Class A Common Stock under the share loan agreement, to satisfy a corresponding portion of such return obligation to CGML. In lieu of actual issuances of shares by Charter to CGML or an affiliate, and return of those shares to CGML under your share loan agreement, CGML and Charter may agree to deem your obligation to deliver those shares to CGML and CGML’s obligation to deliver those shares to Charter to be mutually satisfied.

INSTRUCTIONS
      The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer of the Offerors with respect to the Convertible Notes.*

☐	Tender for exchange the principal amount of Convertible Notes indicated below held by you for the account or benefit of the undersigned pursuant to the terms of and conditions set forth in the Exchange Offer Prospectus, dated August 10, 2006 and the related Letter of Transmittal.**

☐ Issue Class A Common Stock to CGML or deem shares delivered in satisfaction of your return obligation under your share loan agreement.

Aggregate Principal Amount of 5.875% Convertible Senior Notes due 2009 beneficially owned which are being tendered for exchange: ____________________________________________________________

☐	Do not tender for exchange any Convertible Notes held by you for the account or benefit of the undersigned.

*	If neither box is checked, but the undersigned has completed the section below, we are authorized to tender for exchange with respect to the aggregate principal amount of such Convertible Notes in which we hold an interest through DTC for your account.

**	If no aggregate principal amount is provided above with respect to the Convertible Notes and this Instruction Form is signed in the space provided below, we are authorized to tender for exchange with respect to the entire aggregate principal amount of such Convertible Notes in which we hold an interest through DTC for your account.
PLEASE SIGN HERE
Signature (s) ____________________________________________________________________________________________________
Name(s) (Please Print) ________________________________________________________________________________
Address ____________________________________________________________________________________________________
Zip Code ____________________________________________________________________________________________________
Area Code and Telephone No. ____________________________________________________________________________________________________
Tax Identification or Social Security No. ____________________________________________________________________________________________________
My Account Number With You ____________________________________________________________________________________________________
Date ____________________________________________________________________________________________________

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